EXHIBIT 99.1

FOR IMMEDIATE RELEASE

KeyCorp Names Donald R. Kimble Chief Financial Officer

CLEVELAND, May 23, 2013, — KeyCorp (NYSE: KEY) announced today that Donald R. Kimble, a finance executive with more than 25 years of experience in financial services, will join the company as its Chief Financial Officer effective June 3, 2013.

Mr. Kimble will be responsible for Key’s financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results. He will report to KeyCorp Chairman and Chief Executive Officer Beth E. Mooney and will be a member of Key’s Management Committee and the Executive Council. His scope of responsibilities will include: accounting, tax, treasury, planning and forecasting, investor relations, corporate real estate and line of business finance.

“Don Kimble is a tremendous addition to Key’s leadership team. He possesses deep financial services experience and strong leadership skills with a proven ability to help businesses drive growth and efficiency. Don brings a unique perspective and a forward focus that make him an incredibly valuable addition to the team,” said Mooney.

During his nine year career at Huntington Bancshares Incorporated, Mr. Kimble served as Chief Financial Officer responsible for treasury, accounting, tax, financial planning and analysis, business segment financial support, investor relations and mergers and acquisitions.

Prior to joining Huntington, Mr. Kimble was the executive vice president of finance and controller for AmSouth Bancorporation, a bank holding company in Birmingham, Alabama. Prior to that, Mr. Kimble was with Bank One for 13 years, serving in various accounting and subsidiary chief financial officer positions.

Mr. Kimble graduated from The Ohio State University with a degree in business administration.

About KeyCorp

KeyCorp was organized more than 160 years ago and is headquartered in Cleveland, Ohio. One of the nation’s largest bank-based financial services companies, Key had assets of approximately $89.2 billion at March 31, 2013.

Key provides deposit, lending, cash management and investment services to individuals and small and mid-sized businesses in 14 states under the name KeyBank National Association. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at Key.com/newsroom.

For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Dillon, 216.689.3133, kelly_l_dillon@keybank.com

Media: Jack Sparks, 720.904.4554, jack_sparks@keybank.com